Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS AND REDEMPTION OF TRUST PREFERRED SECURITIES

Newport, New Hampshire – October 13, 2004 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today reported consolidated net income for the nine months ended September 30, 2004 of $3,843,178 or $1.81 per share (assuming dilution) compared to $4,458,992 or $2.22 per share (assuming dilution) for the first nine months of 2003, a decrease of 13.81%. For the quarter ended September 30, 2004, net income totaled $910,178 or $.43 per share (assuming dilution) compared to $1,748,254 or $.87 per share (assuming dilution) for the same period last year, a decrease of 47.94%. The Company’s returns on average assets and equity for the nine months were .88% and 12.41%, respectively, compared to 1.21% and 16.79% for the same period in 2003.

The decrease in the amount of $615,814 in net income for the nine months ended September 30, 2004 was caused by a realization of a one-time, non-recurring, pre-tax write-off expense in the amount of $758,000 resulting from the redemption of the Company’s $16,400,000 Trust Preferred Securities (TPS). Had the Company not redeemed the TPS, after tax net earnings for the nine months ended September 30, 2004 would have been approximately $525,000 higher or $4,368,178, or $2.05 per share. For the quarter ended September 30, 2004, earnings would have been $1,435,178, or $.67 per share. The decrease in earnings for the nine months ended September 30, 2004 was further impacted by a negative carry of $251,000 in interest expense incurred from the receipt of proceeds from two Trust Preferred Securities (TRUP) Pools issued on March 29, 2004, each in the amount of $10 million. The Company used the proceeds to redeem the $16,400,000 TPS, which was called on September 30, 2004. Going forward, the Company expects to save approximately $500,000 annually in interest expense from the refinancing of the TPS. Also contributing to the decrease in earnings was a drop in mortgage loan refinancings. For the three months ended September 30, 2004, net gain on the sales of loans originated for sale amounted to $86,027, compared to $1,332,396 for the same period in 2003, a decrease of $1,246,369. This decrease was partially offset by an increase of $879,942 in net interest income caused by an increase in net loans. For the nine months ended September 30, 2004, net gain on the sales of loans originated for sale amounted to $456,196, compared to $3,003,755 for the same period in 2003, a decrease of $2,547,559. This decrease was partially offset by an increase in the amount of $2,492,068 in net interest income caused by an increase in net loans.

Total assets amounted to $596,058,015 at September 30, 2004 compared to $515,565,800 at September 30, 2003. Loans increased by $61,578,901, or 17.65%, to $410,493,897. Sold loans totaled $292,261,069 at September 30, 2004 as compared to $290,797,497 at September 30, 2003, an increase of .50%. The Bank’s investment portfolio increased to $136,407,987 at September 30, 2004, from $116,501,080 at September 30, 2003. The Bank employed a $20 million leverage strategy using the proceeds from a Federal Home Loan Bank advance to account for the increase in the investment portfolio. Asset quality remained strong with non-performing assets as a percentage of total assets standing at .14% at September 30, 2004 compared to .27% at September 30, 2003.

Total deposits declined by $6,100,087, or 1.41%, to $427,734,433 at September 30, 2004 from $433,834,520 at September 30, 2003 due to a decrease in retail certificates of deposit in the amount of $13,023,717. Customers were able to place maturing time deposits in other investment options with higher interest rates. Total checking and savings accounts increased $6,923,629 for the same period. The bank’s cost of deposits continued at historic lows of .80%.

Advances from the Federal Home Loan Bank increased to $85,000,000 at September 30, 2004 from $7,000,000 at September 30, 2003, as the Bank used the proceeds to fund loan demand.

Shareholders’ equity of $42,939,848 resulted in a book value of $20.62 per share, based on 2,082,840 shares of common stock outstanding, an increase of $1.58 per share from a year ago. As previously announced, a regular quarterly dividend of $.225 per share is payable on October 29, 2004 to shareholders of record as of October 22, 2004.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through fourteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge Region of west-central New Hampshire.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s present expectations or beliefs concerning future events. The Company cautions that these forward-looking statements are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from indicated herein. The Company has no obligation to update any forward-looking statements upon the occurrence of future events. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Nine Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
Interest Income	$6,538,528	$5,156,122	$18,781,401	$15,775,038
Interest Expense	1,845,285	1,342,821	4,910,275	4,395,980
Net Interest Income	4,693,243	3,813,301	13,871,126	11,379,058
Provision for Loan Losses	24,999	24,999	74,997	74,997
Noninterest Income	805,098	1,981,403	2,924,348	5,111,498
Noninterest Expense	3,936,453	2,903,533	10,438,099	9,236,745
Income Taxes	626,711	1,117,918	2,439,200	2,719,822
Net Income	910,178	1,748,254	3,843,178	4,458,992
Earnings Per Common Share, basic	$.44	$.89	$1.86	$2.26
Earnings Per Common Share, assuming dilution (1)	$.43	$.87	$1.81	$2.22
Dividends Declared	$.23	$.18	$.68	$.54

	As of 9/30/04	As of 9/30/03
Total Assets	$596,058,015	$515,565,800
Loans	410,493,897	348,914,996
Reserve for Loan Losses	3,961,174	3,886,199
Investment Securities, net	136,407,987	116,501,080
Federal Funds Sold	4,650,000	55,958
Total Deposits	427,734,433	433,834,520
Federal Home Loan Bank Advances	85,000,000	7,000,000
Guaranteed preferred beneficial interest in junior subordinated debentures	—	16,400,000
Subordinated Debentures	20,620,000	—
Shareholders’ Equity	42,939,848	37,739,584
Book Value of Shares Outstanding	20.62	19.04
Tier I Core Capital to Assets	7.61%	7.80%
Shares Outstanding	2,082,840	1,982,106
Return on Average Assets	0.88%	1.21%
Return on Average Equity	12.41%	16.79%
Non-performing Assets as a % Total Assets	.14%	.27%

(1)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.